Exhibit 99.1

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax

November 14, 2013	PRESS RELEASE

TCPH Reports Financial Results for 2013’s

Third Quarter and First Nine Months

LAKEVILLE, MN – Twin Cities Power Holdings, LLC (“TCPH” or the “Company”) today announced its financial results for the third quarter and first nine months ended September 30, 2013:

•	Total revenues for Q3 2013 were $12,221,000 compared to $5,131,000 for the same period in 2012, an increase of 138%.
o	For the first nine months, revenues were $29,845,000, up 138% from $12,556,000 for the same period in 2012.

•	Operating income for Q3 2013 totaled $3,749,000, up 67% from $2,250,000 in Q3 2012.
o	For the first nine months of 2013, operating income was $6,395,000, up 179% from $2,291,000 for the same period in 2012.

•	Net income for 2013’s third quarter totaled $3,377,000, up 74% from $1,937,000 in the comparable period of 2012.
o	For the first nine months, net income was $5,320,000, up 357% from $1,163,000 for the same period in 2012.

•	The ratio of earnings to fixed charges[1] for the trailing 12 months ended September 30, 2013 was 5.39 times.

•	With respect to our balance sheet:
o	At September 30, 2013, our liquidity ratio (cash, trading accounts and deposits, and trade receivables divided by total assets) increased slightly to 93.2% compared to 92.2% at December 31, 2012;
o	Our debt-to-total capital ratio (total debt divided by total debt plus equity) decreased slightly to 47.7% at September 30, 2013 from 49.5% at December 31, 2012; and
o	Our debt-to-equity ratio (total debt divided by total equity) decreased to 0.91 times at September 30, 2013 compared to 0.98 times at December 31, 2012.

•	Based on management’s assessment of wholesale and retail electricity market conditions, we are confirming our guidance that revenues for 2013 should be in a range of $30 to $35 million, with operating income of $4.5 to $5.5 million[2].

[1]	"Earnings" are equal to income before taxes, interest expense, and one-third of operating lease rental expense to approximate the interest component attributable to such rent expense, with the remaining two-thirds considered to be depreciation. "Fixed charges" include interest expense plus one-third of operating lease rental expense.
[2]	Previously we gave guidance on net income, but believe that operating income is the more relevant measure for our note holders.

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax

With respect to wholesale electricity markets during the Q3 2013, the benchmark PJM West Hub peak price, to which much of our trading activity is related, averaged $47.65/MWh with a standard deviation of $25.42 and a trading range of $31.18 to $153.85. For comparison’s sake, the average price during the third quarter of 2012 was $45.43 with a high of $104.10, a low of $32.28, and a standard deviation of $13.96. For the third quarter of 2013, the benchmark Henry Hub natural gas spot price averaged $3.79/MMBtu, up 47% from $2.58 during the same period in 2012. Furthermore, during Q3 2013, weekly natural gas storage levels averaged 2,573 BCF or about 16% below last year’s level of 3,053 BCF and about flat with the 5-year average of 2,581 BCF.

“The third quarter showed the continuation of a recovery in our wholesale trading business from the unusually depressed market conditions that characterized 2012, and in fact, September 2013 was one of the top 10 best revenue months in our history. Volatility in the PJM West Hub peak price as shown by the standard deviation increased by 82%, the weather was closer to normal and the increase in natural gas prices drove prices up from the low levels we saw last year. However, a recent NOAA three month forecast dated October 17, 2013 for November, December, and January calls for modestly above normal heat across much of the country, meaning that chances for cold weather-driven trading opportunities for the next three months are not great. Consequently, we are keeping our guidance at its current level for the year”, said Tim Krieger, TCPH’s Chief Executive Officer.

"With respect to our retail business, the big news occurred shortly after the end of the third quarter. On October 28, 2013, we signed a purchase agreement with the owners of Discount Energy Group, LLC (“DEG”) of Malibu, California pursuant to which we will acquire all of DEG’s outstanding equity interests, subject to certain regulatory approvals including that of FERC, all of which we expect to occur before the end of the year. DEG is currently licensed to provide electricity to residential and commercial customers in Maryland, New Jersey, Ohio, and Pennsylvania, and has a license application pending in Illinois. Consequently, at closing, we will be licensed in 8 out of the 14 jurisdictions that permit all retail electric customers to choose their energy supplier”, concluded Mr. Krieger.

About Twin Cities Power Holdings, LLC

Twin Cities Power Holdings, LLC is a Minnesota limited liability company that serves as a holding company for three active wholly-owned first-tier subsidiaries as of September 30, 2013 - Twin Cities Power, LLC; Cygnus Partners, LLC; and Town Square Energy, LLC. TCPH is headquartered at 16233 Kenyon Ave, Suite 210, Lakeville, MN 55044, telephone 952-241-3103. More information about the Company is available at www.twincitiespower.com.

TCPH trades electricity for its own account in wholesale markets regulated by the Federal Energy Regulatory Commission as well as other energy-related derivative contracts on exchanges regulated by the Commodity Futures Trading Commission. The Company also holds retail electricity supplier licenses from the states of Connecticut, Massachusetts, New Hampshire, and Rhode Island. See www.townsquareenergy.com.

While the equity of TCPH is privately held, our Renewable Unsecured Subordinated Notes are registered with the SEC and may be purchased by residents of California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New Mexico, New York, South Dakota, Texas, Utah, Vermont, and Wisconsin. To obtain an investment kit, visit www.tcpnotes.com. To check our most recent interest rate offerings, visit www.sec.gov, select “Filings”, “Company Filings Search”, enter “Twin Cities Power” in the company name box, and click the Search button. Our interest rate offerings are found in our Rule 424B2 prospectus supplement filings.

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by words such as: "may", "will", "expect", "anticipate", "believe", "estimate" "continue", "predict", or other similar words making reference to future periods, including expectations of 2013 revenues and operating income. Forward-looking statements appear in a number of places in this press release and include statements regarding our intent, belief, or current expectation about trends affecting the markets in which we participate, our businesses, financial condition, and growth strategies, among other things. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in forward-looking statements as a result of various factors, including, but not limited to, those set forth in the "Risk Factors" sections of our filings with the Securities and Exchange Commission.

If any of the events described in these "Risk Factors" occur, they could have a material adverse effect on our business, financial condition, and results of operations. When considering forward-looking statements, you should keep these risk factors, as well as the other cautionary statements in our SEC filings in mind. You should not place undue reliance on any forward-looking statement. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise after the date of this press release.

Non-GAAP Financial Measures

TCPH’s press releases and other communications may include certain “non-GAAP financial measures”, defined as a numerical measure of a company's financial performance, financial position, or cash flows that excludes, or includes, amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with GAAP in the company's financial statements.

Non-GAAP financial measures utilized by the Company include presentations of liquidity measures and debt-to-equity ratios. The Company’s management believes that these non-GAAP financial measures provide useful information and enables investors and analysts to more accurately compare the Company's ongoing financial performance over the periods presented.

Investor Relations Contact

Wiley H. Sharp III

VP - Finance & CFO, 952-241-3105

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax

Twin Cities Power Holdings, LLC & Subsidiaries

U.S. dollars in thousands	For 3 months ended Sept 30,				For 9 months ended Sept 30,				For year ended Dec 31,
	2013		2012		2013		2012		2012
Statement of Operations Data	unaudited		unaudited		unaudited		unaudited		audited

Wholesale trading revenue, net	$9,946		$4,996		$24,535		$12,421		$18,256
Retail electricity revenue	2,275		135		5,310		135		818
Net revenue	12,221		5,131		29,845		12,556		19,074

Total operating costs & expenses	8,472		2,881		23,450		10,265		16,036
Operating income	3,749		2,250		6,395		2,291		3,038

Interest (expense)	(381)		(353)		(1,090)		(1,081)		(1,065)
Interest income	6		6		21		24		60
Other income (expense), net	3		–		3		(17)		(17)
Income before taxes	3,377		1,903		5,329		1,217		2,016

Tax provision (benefit)	–		(34)		9		54		56
Net income	3,377		1,937		5,320		1,163		1,960

Preferred distributions	(137)		(137)		(412)		(366)		(503)
Net income attributable to common	3,240		1,800		4,908		797		1,457

Foreign currency translation adjustment	29		(9)		(132)		(49)		(84)
Change in fair value of cash flow hedges	229		–		154		–		(82)
Comprehensive income (loss)	$3,498		$1,791		$4,930		$748		$1,291

Ratio of earnings to fixed charges (1)	9.12	x	5.81	x	5.60	x	2.04	x	2.64	x
Ratio of earnings to fixed charges, TTM					5.39	x			2.64	x

	At Sept 30,				At Dec 31,
	2013		2012		2012
Balance Sheet Data	unaudited		unaudited		audited

Cash	$9,014		$884		$772
Trading accounts & deposits	10,864		13,255		12,025
Trade receivables	1,805		1,137		2,191
Prepaid expenses & other current assets	329		712		190
Total current assets	22,012		15,988		15,178

Equipment & furnishings, net	503		678		571
Intangible assets, net	386		160		125
Deferred financing costs, net	359		394		389
Total assets	$23,260		$17,220		$16,263

Trade payables	$1,365		$2,380		$1,469
Accrued expenses & other current liabilities	4,316		3,527		2,115
Notes payable, demand & current	4,103		3,928		5,006
Total current liabilities	9,784		9,835		8,590

Long term debt	4,257		3,172		1,274
Other liabilities	63		–		–
Total liabilities	14,104		13,007		9,864

Redeemable preferred equity	–		2,745		2,745
Series A preferred equity	2,745		–		–
Common equity	5,932		884		3,197
Accumulated comprehensive income	479		584		457
Total equity	9,156		4,213		6,399
Total liabilities & equity	$23,260		$17,220		$16,263

Liquidity, percent of total assets	93.2%		88.7%		92.2%
Debt to total capital ratio	47.7%		62.8%		49.5%
Debt to equity ratio	0.91	x	1.69	x	0.98	x

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax

This chart shows the growth of the Company’s retail business over the twelve months ending September 30, 2013. Revenue (the dotted blue bars, left scale) has grown from less than $15,000/month to over $500,000/month and customer counts (the red bars, right scale) have increased from less than 150 at acquisition on June 30, 2012 to over 10,000. Our unit sales are now over 7,000 MWh/month (green dotted line, right scale). Our primary marketing strategy has been to price our contracts such that our offers provide savings compared to the standard rates offered by the incumbent utilities (Connecticut Light & Power and United Illuminating). Consequently, our offers typically appear in the first two or three listings below theirs on ctenergyinfo.com, a comparison shopping engine sponsored by the Connecticut Department of Energy & Environmental Protection (formerly the Department of Public Utility Control).

TCPH Retail Energy Key Performance Indicators

Trailing 12 Months to Sep 30, 2013

Revenues ($000s)
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
14.000
12.000
10.000
8.000
6.000
4.000
2.000
-
Customers (000s), Unit Sales (GWh), Avg Retail Price (¢/kWh)
10/12
11/12
12/12
1/13
2/13
3/13
4/13
5/13
6/13
7/13
8/13
9/13

	10/12	11/12	12/12	1/13	2/13	3/13	4/13	5/13	6/13	7/13	8/13	9/13
Revenues ($000s)	148	208	327	422	454	561	481	483	634	948	737	590
Customers (000s)	1.914	2.450	3.219	4.040	4.741	6.373	6.738	7.248	8.225	8.642	9.467	10.116
Sales (GWh)	2.111	2.959	4.407	5.776	5.964	7.359	6.380	6.450	8.536	12.822	10.004	8.036
Avg Retail Price (¢/kWh)	7.00	7.03	7.42	7.31	7.61	7.63	7.53	7.49	7.43	7.39	7.37	7.34

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax

This chart shows the level and volatility of PJM West Hub day-ahead power prices for all of 2012 and for 2013 on a year to date basis. Our trading revenues generally correspond to weather- and gas driven volatility or lack thereof. The lack of normal volatility in the much of 2012 reduced our revenues and profits, but other factors come into play as well, which might cause revenues to correlate less directly to volatility. Among others, these factors include the size and nature of the trades we may or may not have in place when and if the market moves, as well as the duration of profitable trading opportunities. As you can see, price levels have increased in 2013 compared to 2012 and volatility is about the same.